ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this "***Agreement***") is made as of December 10, 2015 (the "***Effective Date***") by and between **BIOCORRX INC.**, a Nevada corporation (the "***Company***"), and **ALPINE CREEK CAPITAL PARTNERS LLC**, a California limited liability company ("***Alpine Creek***").

WHEREAS, the Company is in the business of providing medication-assisted treatment ("***MAT***") for alcohol and opioid addiction (the "***Business***");

WHEREAS, in its operation of the Business, the Company offers and sells a distinct implementation of its BioCorRx Recovery Program, a 2 tiered comprehensive MAT program which includes its specific written counseling program (14-16 sessions on average administered by counselors trained and paid by the Company), coupled with its proprietary Naltrexone Implant in the United States (each MAT Program shall be referred to herein as a "***Treatment***"); and

WHEREAS, the Company desires additional funding to expand and grow the Business, and Alpine Creek desires, on the terms and conditions set forth herein, to provide the Company with such additional funding.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PAYMENTS

1.1 Alpine Creek Payment to the Company. As and in consideration of the rights granted to Alpine Creek under this Agreement, Alpine Creek will pay the Company an aggregate of $405,000, payable as follows:

(a) a deposit in the amount of $55,000, which Alpine Creek paid to the Company on November 20, 2015;

(b) cancellation of that certain Secured Promissory Note, dated October 19, 2015, issued by the Company to Alpine Creek in the aggregate principal amount of $55,000 (the "Note"); and

(c) within two (2) business days from the Effective Date, Alpine Creek will pay, by wire transfer of immediately available funds, $295,000 to the Company.

1.2 Company Payments to Alpine Creek. As and in consideration of the consideration to the Company described in **Section 1.1**, the Company will make the following payments to Alpine Creek (collectively, the "***Royalty***"):

(a) The Company will pay Alpine Creek fifty percent (50%) of the Company's gross profit for each Treatment sold in the United States that includes procurement of the Company's implant product following the Effective Date until the Company has paid Alpine Creek an aggregate of $1,215,000; *provided, however*, that if the Company has not paid such amount to Alpine Creek within 24 months of the Effective Date, then the Company shall continue to pay Alpine Creek fifty percent (50%) for each Treatment following the Effective Date until the Company has paid Alpine Creek an aggregate of $1,620,000; *provided further*, that no Royalty under this **Section 1.2(a)** shall be due to Alpine Creek in connection with any Treatment listed in **Exhibit 1.2(a)** attached hereto. The Company may, at its sole discretion, also employ any additional funds they possess in order to satisfy the payment schedule detailed herein;

(b) Upon the Company satisfying its obligations under **Section 1.2(a)**, the Company shall thereafter pay Alpine Creek $100 for each Treatment sold in the Unites States that includes procurement of the Company's implant product, into perpetuity; and

(c) On any proprietary Naltrexone implant distribution by the Company in the United States for which no other payment is due to Alpine Creek under either **Section 1.2(a)** or **Section 1.2(b)**, the Company shall pay Alpine Creek 2.5% of the Company's gross profit (rounded to nearest $1) for each such implant distribution not to exceed $100 per sale.

1.3 Royalty Terms.

(a) All Royalty payments shall be paid in U.S. dollars by check or wire transfer to a bank account specified in writing by Alpine Creek.

(b) The Company shall make Royalty payments on a monthly basis, at the end of each calendar month and for each Treatment performed during such calendar month.

(c) Any amount owed by the Company to Alpine Creek under this Agreement that is not paid within 15 days from the date that such payment is due and payable will accrue interest at the rate of one percent (1.0%) per month or the highest rate permitted under applicable law, whichever is less, based on the number of days overdue (*i.e.*, starting to accrue 15 days after payment is due and payable).

1.4 Covenants of the Company.

(a) **Reports.** Each Royalty payment shall be accompanied by a written report providing detail sufficient to support the payment being made and how it was determined.

(b) **Books and Records; Audit.** The Company shall keep accurate books and accounts of record in connection with its Business in sufficient detail to permit verification of its obligations in respect of the Royalty. Alpine Creek, at its expense, itself or through an independent, United States nationally or regionally recognized certified public accountant, shall have the right to access the Company's relevant books and records for the sole purpose of verifying the Royalty payments. Such access shall be conducted after reasonable prior notice by Alpine Creek to the Company during the Company's ordinary business hours and shall not be more frequent than twice during any calendar year. If such audit determines that the Company

paid Alpine Creek less than the amount properly due and such determination is not subject to a good faith dispute, then the Company shall promptly pay Alpine Creek an amount equal to such underpayment, and if the amount underpaid exceeds five percent (5%) of the amount actually due over the audited period, the Company shall also reimburse Alpine Creek for the reasonable costs of such audit (including the fees and expenses of the certified public accountant).

(c) **Use of Proceeds.** The Company will use the proceeds of the payments received under **Section 1.1** for general working capital of the Company.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Alpine Creek, as of the Effective Date, as follows:

2.1 Organization. The Company is a corporation properly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has the requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. The Company is properly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of the Business.

2.2 Authorization. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder has been authorized by all necessary action on the part of the Company. No other corporate action or approval is necessary for the execution, delivery or performance of this Agreement by the Company. The Company has full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Company and will constitute, when executed and delivered, valid and binding obligations of the Company.

2.3 No Conflict. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby nor the fulfillment by the Company of any of terms contemplated hereby will: (a) conflict with or result in a breach by the Company of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate or cancel under, any of the terms, conditions or provisions of (i) the articles/certificate of incorporation or the bylaws (or equivalent governing documents) of the Company, or (ii) any judgment, order, writ, injunction, decree or demand of any governmental entity involving the Company; or (b) result in the creation or imposition of any encumbrance of any nature whatsoever upon any of the assets of the Company.

2.4 No Violations; No Consents. The Company is and has been in compliance in all material respects with each applicable law, statute, order, rule or regulation promulgated or judgment entered against any of them with respect to the Business and no consent, approval or authorization of, or declaration, filing or registration with, any governmental entity or any other

person is required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement.

2.5 Permits. The Company owns or posseses all right, title and interest in and to all consents, licenses (including, without limitation, government licenses), permits, grants or other authorizations of all governmental entities that are necessary for the proper conduct of the Business by the Company (collectively, the "***Permits***"). The Company is in compliance in all material respects with the terms and conditions of all Permits.

2.6 Compliance with Laws. The Company is and has been in compliance with all orders, decrees, judgments binding against it and promulgated by any state, federal or local foreign agency, laws, regulations, rules, conditions of participation and ordinances of all governmental entities applicable to the Business or the Company.

ARTICLE 3
TERM

3.1 Term. Unless terminated in writing by mutual agreement of the parties, the term of this Agreement shall be perpetual.

ARTICLE 4
CONFIDENTIALITY

4.1 Non-Disclosure and Non-Use. "***Confidential Information***" means (i) proprietary or trade secret information, (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers (iii) the provisions of this Agreement; and (iv) any other non-public information concerning a party's business, procedures, or plans. Each party receiving Confidential Information from the other party (the "***Recipient***" and "***Discloser***," respectively) shall not disclose to any third party or use for any purpose except as required in the performance of this Agreement any Confidential Information of Discloser. Recipient may disclose such Confidential Information only to its employees or representatives (including employees or representatives of any of its wholly owned subsidiaries, agents or consultants who must be directly involved with the Confidential Information for purposes of this Agreement) who are bound in writing or otherwise obligated to keep such information confidential. Recipient shall give Discloser's Confidential Information at least the same level of protection as it gives its own Confidential Information of similar nature, but not less than a reasonable level of protection. A Recipient may make disclosures of a Discloser's Confidential Information required by court order or other applicable law provided that the Recipient (a) limits disclosure to the information specifically required; (b) to the extent permitted by law, promptly provides prior notice of the requirement or request and allows the Discloser to participate in any proceeding regarding disclosure; and (c) uses diligent efforts to obtain confidential treatment or a protective order if the Discloser so desires, at the Discloser's expense. All Confidential Information shall remain the property of the Discloser.

4.2 Exceptions. The parties agree that information shall not be deemed Confidential Information, and Recipient shall have no obligation with respect to any such information which can be established in writing that:

(a) at the time of disclosure was in the public domain; or

(b) is or comes in the public domain other than as a result of a breach of this Agreement by the Recipient; or

(c) the Recipient can establish by competent proof, was in its possession at the time of disclosure by the Discloser and had not been received directly or indirectly from Discloser; or

(d) the Recipient after disclosure hereunder lawfully received from a third party which was to the best of Recipient 's knowledge not in breach of an obligation of confidentiality to Discloser or any other Party; or

(e) is developed independently by Recipient or its representative(s) without any use of, or reference to, Confidential Information otherwise protected by this Agreement, and is developed independently by individuals who have not been exposed to the Confidential Information, *provided* that Recipient can demonstrate such independent development by documentary evidence prepared contemporaneously with such independent development; or

(f) is expressly approved for release by written authorization of Discloser.

For the purposes of this **Article 4**, Confidential Information that is specific in nature shall not be deemed within the foregoing exceptions merely because it is embraced by more general information available to the public or in the possession of Recipient. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are available to the public or in the possession of Recipient unless such individual features are linked by a specific reference or inference.

4.3 Injunctive Relief. Recipient acknowledges that Discloser's Confidential Information is highly valuable to it, that Recipient's breach of its obligations under this **Article 4** may cause irreparable harm, and that monetary damages may not fully compensate Discloser for such harm. Therefore, in the event of a breach by Recipient of its obligations under this **Article 4**, Discloser may seek injunctive relief. Any such injunctive relief shall be cumulative and not in lieu of any other remedies at law or in equity available to Discloser.

4.4 Insider Information. Alpine Creek hereby acknowledges that Alpine Creek and its agents, employees, associates, owners and/or directors may become aware of certain information which might be considered "inside information" as defined in 17 CFR 240.10B5-1 and 17 CFR 2540.10B5-2. Alpine Creek shall make itself aware of and adhere to all laws and statutes related to or concerning transactions regarding publicly traded companies.

ARTICLE 5
ADDITIONAL COVENANTS

5.1 Tax Matters. The parties agree that no deduction or withholding of any tax is required under any provision of U.S. federal, state or local or foreign law in respect of any payment under this Agreement. If any applicable provision of U.S. federal, state or local or foreign law requires any deduction or withholding of any tax in respect of any payment due to Alpine Creek under this Agreement, then the Company shall make such deduction or withholding and shall timely pay the full amount to the relevant governmental authority in accordance with applicable law, and the Company shall pay an additional amount to Alpine Creek such that the net after-tax payment to Alpine Creek is equal to the amount to which Alpine Creek would have been entitled if no such amount was deducted or withheld. The Company shall indemnify and hold harmless, on an after-tax basis, Alpine Creek, its direct and indirect partners, employees, agents, representatives and affiliates against (a) any tax (including interest or penalties on or with respect to such a tax) imposed on or with respect to, or measured by, any payment under this Agreement, and (ii) any loss (including but not limited to any tax, interest, penalties, attorneys' fees and accountants' fees) as a result of any claim by any governmental authority resulting from the failure or asserted failure of the Company to deduct and withhold any tax that should have been deducted or withheld from any payment under this Agreement.

5.2 Limitation on Certain Fundamental Corporate Transactions. The Company shall not, directly or indirectly, without the prior written consent of Alpine Creek, enter into or become a party to any agreement that provides for or otherwise contemplates a Corporate Transaction, unless: (i) in the event of the type of Corporate Transaction described in **Sections 5.2(a)** and **(b)**, the liabilities and obligations of the Company under this Agreement continue as liabilities and obligations of the Company (or the acquiring or surviving entity, as the case may be), or (ii) in the event of the type of Corporate Transaction described in **Section 5.2(c)**, the acquiring entity assumes the liabilities and obligations of the Company under this Agreement. "***Corporate Transaction***" will mean any of the following events:

(a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity (or if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization;

(b) a transaction or series of related transactions to which the Company is a party or a tender offer in which in excess of fifty percent (50%) of the Company's voting power is transferred; or

(c) a sale, lease conveyance or other disposition of all or substantially all of the assets of the Company that occurs over a period of not more than twelve (12) months.

Notwithstanding the foregoing, a Corporate Transaction will not include (1) any consolidation or merger effected exclusively to change the domicile of the Company, or (2) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

ARTICLE 6
MISCELLANEOUS

6.1 Further Assurances. Each party shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as and when requested by the other party from time to time.

6.2 Expenses; Attorneys' Fees. Except as otherwise specified in this Agreement, the parties agree to bear their own expenses in connection with the review, execution and performance of this Agreement. In any legal proceeding between the parties arising out of or involving this Agreement, the prevailing party will be entitled to recover, in addition to any other relief awarded, all expenses it incurs in that Proceeding, including reasonable attorneys' fees and expenses.

6.3 Notices. All notices, requests, demands and other communications given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, when delivered personally; (b) on the date the delivering party receives confirmation, if delivered by facsimile or e-mail; (c) one (1) business day after being sent by an internationally recognized overnight courier service (providing proof of delivery); or (d) three (3) business days after being mailed by certified or registered mail (return receipt requested, with postage prepaid), to the parties at the addresses set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).

6.4 Headings. The headings of the articles and sections of this Agreement are merely to facilitate reference and shall have no bearing on the interpretation of any of the provisions of this Agreement.

6.5 No Assignment. The Company may not assign or otherwise transfer this Agreement or its obligations hereunder without Alpine Creek's prior written consent, and any attempted assignment or transfer in violation of the foregoing will be null and void. The terms of this Agreement shall be binding upon assignees.

6.6 Relationship of the Parties. Neither this Agreement nor any activities of the parties pursuant to this Agreement shall be deemed to establish any partnership, agency, joint development project or joint venture between the parties.

6.7 Non-Waiver. The failure of either party to exercise any right hereunder or to insist upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right to insist upon future performance of any such term or condition.

6.8 Governing Law; Venue. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of California, without giving effect to any choice of law principles that would require the application of the laws of a different state. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does

hereby submit to the jurisdiction and venue of, any state or federal court located in the Orange County, California.

6.9 Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

6.10 Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between and among the parties and supersedes and terminates all prior agreements and understandings between or among the parties relating to the subject matter hereof. That certain Consulting Agreement, dated October 19, 2015, by and among the Company and Alpine Creek, is terminated and of no further force and effect as of the Effective Date, and Alpine Creek hereby releases the Company from any obligations thereunder that arise or otherwise accrue after the Effective Date.

6.11 Amendment. This Agreement may not be modified, enlarged, or changed in any way hereafter except by an instrument signed by each of the parties hereto.

6.12 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Signatures delivered by facsimile or email will be as effective as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Royalty Agreement by their respective officers hereunto duly authorized as of the Effective Date.

BIOCORRX INC.

By: ______________________
Name: Brady Granier
Title: COO/interim CEO

By: ______________________
Name: Lourdes Felix
Title: CFO

ALPINE CREEK CAPITAL PARTNERS LLC

By: ______________________
Name: Travis Mullen
Title: Managing Member

EXHIBIT 1.2(A)

EXCLUDED TREATMENTS AND IMPLANT SALES

Treatments performed (or implant distribution) outside of the United States.

Any Treatment performed in the following territories:

Arizona
Nevada
Oregon
Nebraska
Oklahoma
Minnesota
Missouri
Ohio
Connecticut
Maryland
Virginia
West Virginia
Washington DC
North Carolina
The following counties in Northen California: (Alameda, Alpine, Amador, Butte, Calaveras, Colusa, Contra Costa, Del Norte, El Dorado, Fresno, Glenn, Humboldt, Inyo, Kings, Lake, Lassen, Madera, Marin, Mariposa, Mendocino, Merced, Modoc, Mono, Monterey, Napa, Nevada, Placer, Plumas, Sacramento, San Benito, San Francisco, San Joaquin, San Mateo, Santa Clara, Santa Cruz, Shasta, Sierra, Siskiyou, Solano, Sonoma, Stanislaus, Sutter, Tehama, Trinity, Tulare, Tuolumne, Yolo, Yuba).